Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Spirit of America Investment Fund, Inc. and to the use of our report dated December 2, 2005 on the 2005 financial statements and financial highlights of the Spirit of America Real Estate Fund and Spirit of America Value Fund. Such financial statements and financial highlights are incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 21, 2006